Gentor Resources

PRESS RELEASE

GENTOR RESOURCES & AL FAIRUZ MINING MAKE FURTHER HIGH GRADE VMS INTERSECTIONS AT THEIR OMANI

COPPER AND GOLD PROJECT

Results include intersections of 6.68m @ 7.42% copper

from 63.71m down hole depth and 6.25m @ 3.30% copper from 68.02m depth.

Toronto, Canada – January 5, 2011 - GENTOR RESOURCES, INC. (“Gentor” or the “Company”) (OTCBB – “GNTO.OB”) and its Omani partner Al Fairuz Mining LLC are pleased to announce further findings from the Company’s initial drilling program at its Oman copper/gold properties.

In addition to the VMS massive sulphide intersections at the Mahab 4 Prospect announced on November 11, 2010, further massive sulphide has been drilled at the Maqail South Prospect, also in Block 5.  Seven drill holes of the total 24-hole and 2,861m diamond drilling program were drilled at Maqail South.  Two massive sulphide intersections were made in adjacent holes – believed to be from the same massive sulphide horizon over VTEM anomaly VB5-1.

Assays from the two visible massive sulphide intercepts include:

•

Hole GRB5D023 intersected massive pyrite/chalcopyrite over 6.25m grading 3.30% Cu from 68.02m down-hole depth (in a hole angled at -70º), including 4.11m grading 4.29% Cu from 69.49m depth.

•

Hole GRB5D024 intersected a massive pyrite/chalcopyrite zone of 6.68m @ 7.42% Cu from 63.71m down-hole depth (in a hole angled at -75º).

Locality plans of the prospect area and reported drill holes are found accompanying this press release on the Company's web site at: http://www.gentorresources.com/i/pdf/2011-01-06_NRM.pdf.

The Maqail South Prospect consists of two VTEM anomalies – VB5-1 & VB5-2 – as strong conductors over prospective V1-1 and V1-2 extrusive basalts.  At surface, stacked metalliferous sedimentary units crop-out adjacent to altered basalts on steep topography.

MAQAIL SOUTH DRILLING – Holes Completed
Hole	Prospect	VTEM	Dip	Azimuth	Depth
D004	Maqail South	VB5 1	45	310	162.60
D007	Maqail South	VB5 1	45	275	159.65
D009	Maqail South	VB5 2	90		103.70
D021	Maqail South	VB5 1	75	320	101.05
D022	Maqail South	VB5 2	75	280	108.20
D023	Maqail South	VB5 1	70	320	130.30
D024	Maqail South	VB5 1	75	320	120.00
Total					885.50

Hole GRB5D023 was drilled to the west from the top of the topographic high at the Maqail South Prospect at a 70º inclination.  The hole intersected massive sulphide pyrite, chalcopyrite ore between 68.02m to 74.27m with two barren (0.5m wide) diabase dyke interludes.  Core recoveries in this hole were satisfactory.

Hole GRB5D024 was drill approximately 25m behind GRB5D023, also with a westerly inclination.  What is believed to be the same flay-lying massive sulphide horizon was intersected between 63.71m and 70.39m depth.  However, core recoveries in the key massive sulphide intersection were impaired by fragmentation and re-drilling of individual core segments – core loss of between 30-40% is estimated in the mineralized zone.

MAQAIL SOUTH – ASSAY RESULTS
Hole No.	From	To	Intercept	Geology	Copper	Gold	Zinc	Silver
	m	m	m		%	g\t	%	g/t
GRB5D023	68.02	74.27	6.25	MS	3.30	0.16	0.02	2.69
incl:	69.49	73.60	4.11	MS	4.29	0.19	0.02	3.20
GRB5D024+	63.71	70.39	6.68	MS	7.42	0.29	0.03	4.95
	70.39	120.00	49.61	Stringer
incl:	90.44	97.74	6.86		0.44	0.02	0.01	1.00
incl:	114.43	117.32	2.89		0.82	0.02	0.02	2.00
MS = Massive Sulphide
+ Poor Core Recovery

Qualified Person

The exploration results disclosed in this press release have been reviewed, verified - including sampling, analytical and test data - and compiled by Dr. Peter Ruxton who is a Member of the Institute of Materials, Minerals and Mining (I.M.M.M.), the Company's President and Chief Executive Officer and a "qualified person" (as such term is defined in Canadian National Instrument 43-101 as promulgated by the Canadian Securities Administrators).

Drill cores for assaying were taken from varying intervals based on geological interpretation and cut with a diamond saw, with one-half of the core placed in sealed bags and sent for sample preparation in Muscat, Oman.  The core samples were then crushed to -2mm, split and pulverized down to 90% passing 75 microns.  Approximately 150 grams of pulverized sample were then shipped to the ALS Laboratory (which is independent of the Company) in Romania where samples were analyzed for base metals via XRF techniques and gold via fire assay using a 50g charge.  As part of the Company’s QA/QC procedures, which adhere to international recognized standards, duplicates, blanks and standards were inserted into sample batches.

About Gentor Resources, Inc.

Gentor Resources, Inc. is a US based mineral exploration company whose projects include copper and gold properties in the Sultanate of Oman and a molybdenum-tungsten-silver property in East Central Idaho. The Company’s strategy is to create shareholder value by developing highly prospective mineral properties around the globe, with current focus in the Sultanate of Oman and the United States.  In Oman, Gentor Resources is partnered with Al Fairuz Mining LLC on its Block 5 exploration tenement and Al Zuhra Mining LLC on Block 6.

Cautionary Notes

This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical fact, that address potential future production, reserve potential, exploration drilling activities and events or developments that the Company expects to occur, are forward looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans" "anticipates", "believes", "understands", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Information inferred from the interpretation of drilling results and any information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.

The United States Securities and Exchange Commission (the “SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. U.S. investors are cautioned not to assume that any disclosure of mineralization contained in this press release is economically or legally mineable. U.S. investors are urged to closely consider all of the disclosures in the Company’s reports filed pursuant to the Securities Exchange Act of 1934 which may be secured from the Company, or from the SEC’s website at http://www.sec.gov/edgar.html.

For further information, please visit our website at www.gentorresources.com, or contact: Dr Peter Ruxton, President & CEO, United Kingdom Tel: + 44 (0) 7786 111103; or Arnold T. Kondrat, Executive Vice-President, Toronto, Ontario, Tel: (416) 366-2221 or 1 (800) 714-7938.